Exhibit 99.1

Medical Staffing Network Holdings Announces Third Quarter 2008 Operating Results

14% Sequential Increase in Quarterly AEBITDA – Continued Strong Operating Cash Flow

BOCA RATON, Fla.--(BUSINESS WIRE)--November 6, 2008--Medical Staffing Network Holdings, Inc. (NYSE: MRN) today reported revenue of $135.8 million for the third quarter of 2008, a decrease of 12.2% from the third quarter 2007 revenue of $154.7 million. Net income for the third quarter of 2008 was $2.5 million, or $0.08 per diluted share, as compared with a net loss of $1.7 million, or $0.06 per diluted share, for the third quarter of 2007. The net loss for the third quarter of 2007 included restructuring and other charges of $3.0 million and a $1.9 million non-cash goodwill impairment charge relating to the third quarter of 2007 integration plan for the acquisition of InteliStaf Holdings, Inc. and a loss on early extinguishment of debt of $0.3 million. Cash flow generated from operations was $6.4 million for the third quarter of 2008, resulting in an increase of cash on hand to $8.8 million at September 28, 2008.

Commenting on the third quarter’s results, Robert J. Adamson, chairman and chief executive officer, stated, “The healthcare industry is facing significant challenges due in large part to the current economic conditions. Hospitals are experiencing unprecedented low census levels in several states resulting in softer demand for our services, particularly in Florida and California. However, the lower levels of demand are regionalized, and there are areas of the country in which demand remains strong, such as in the Pacific Northwest. While we are disappointed with our sequential decrease in revenue, we are very pleased to be able to report a 14% sequential increase in our AEBITDA, from $6.0 million in the second quarter of 2008 to $6.9 million in the third quarter of 2008, resulting from our continued focus on gross margin expansion and cost containment measures.”

Adamson continued, “In an effort to enhance the visibility of our revenue stream, we have focused our per diem branches on expanding the amount of local contracts they staff, and we have also continued to invest in our vendor management services (VMS) sales team. Local contracts are longer-length assignments of more than two weeks staffed by our per diem branches. An increasing portion of our per diem division’s revenue, approximately 25% of the division’s third quarter of 2008 revenue, is coming from these local contracts. Additionally, we have had recent successes in our VMS operations as we have been awarded six contracts thus far in 2008. These six contracts represent an aggregate estimated annualized gross revenue opportunity of more than $20 million, a majority of which is incremental to our current revenue run rate.”

Adamson concluded, “In negotiating the current difficulties facing healthcare staffing companies, Medical Staffing Network’s current management team benefits from its experience in managing through prior industry down cycles. I am confident that we are taking the correct proactive steps at this time to maximize our profitability.”

The Company’s local per diem and travel nurse staffing division revenues for the third quarter of 2008 were down sequentially from the second quarter of 2008 and the comparable prior year period due to a lower number of hours worked by per diem nursing professionals and fewer travel nurses on assignment. The Company’s allied staffing division revenues were also down sequentially from the second quarter of 2008 and the comparable prior year period, primarily due to a lower number of hours worked by clinical research and rehabilitation professionals, partially offset by a higher number of hours worked by laboratory, pharmacy and ambulatory professionals.

Gross profit was $34.3 million for the third quarter of 2008, a decrease of 7.3% from the third quarter of 2007 gross profit of $37.0 million. Gross margin for the third quarter of 2008 was 25.3%, an increase from 23.9% for the third quarter of 2007. The 140 basis point improvement over the comparable prior year period was primarily attributable to an executive-driven bill rate and margin expansion initiative. Selling, general and administrative expenses were $27.5 million, or 20.2% of revenues, in the third quarter of 2008 as compared with $28.7 million, or 18.5% of revenues, for the comparable prior year period. The Company’s AEBITDA (as defined later) for the three months ended September 28, 2008, was $6.9 million as compared with $8.3 million for the comparable prior year period.

Revenues were $424.1 million for the nine months ended September 28, 2008, an increase of 25.0% from revenues of $339.2 million for the comparable prior year period. Net loss for the nine months ended September 28, 2008, was $49.4 million, or $1.63 per diluted share, while the Company had a net loss of $0.1 million for the comparable prior year period. Included in the net loss for the nine months ended September 28, 2008, were pretax non-cash impairment charges to goodwill and other indefinite lived intangible assets of $59.8 million and $3.1 million, respectively. The net loss for the nine months ended September 30, 2007, included restructuring and other charges of $3.0 million and a $1.9 million non-cash goodwill impairment charge relating to the third quarter integration plan for the acquisition of InteliStaf and a loss on early extinguishment of debt of $0.3 million. Cash flow generated from operations was $17.9 million for the nine months ended September 28, 2008.

Gross profit was $105.0 million for the nine months ended September 28, 2008, an increase of 29.5% from the gross profit of $81.1 million for the comparable prior year period. Gross margin for the nine months ended September 28, 2008, was 24.8%, a 90 basis point improvement from the gross margin of 23.9% for the comparable prior year period. Selling, general and administrative expenses were $86.2 million, or 20.3% of revenues, for the nine months ended September 28, 2008, as compared with $67.8 million, or 20.0% of revenues, for the comparable prior year period. The Company’s AEBITDA for the nine months ended September 28, 2008, was $19.0 million as compared with $13.3 million for the comparable prior year period.

Conference Call

The Company’s management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Friday, November 7, 2008. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company’s website at www.msnhealth.com or at www.earnings.com.

Company Summary

Medical Staffing Network Holdings, Inc. is the third largest diversified healthcare staffing company in the United States as measured by revenues. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this release include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), and is intended to enhance an overall understanding of our current financial performance. We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is AEBITDA which consists of net income (loss) before income taxes, interest, loss on early extinguishment of debt, depreciation and amortization, restructuring and other charges, outsourcing implementation costs and non-cash impairment of goodwill, which might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement table included within the condensed consolidated statements of operations includes a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact. These statements involve known and unknown risks, uncertainties and other factors that may cause the registrant’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to maintain the revenue run-rate experienced in the first few months following the InteliStaf merger; our ability to maintain the level of success achieved to date with regards to the InteliStaf integration plan; our ability to attract and retain qualified nurses and other healthcare personnel; our ability to maintain demand for services provided by temporary healthcare professionals if lower than expected levels of patient occupancy at our hospital and healthcare facility clients continue; the effect of higher unemployment rates on our ability to successfully recruit additional healthcare professionals; the effect of the general level of economic activity on our business as such activity is impacted by factors beyond our control (i.e. inflation, recession, weather conditions, acts of war); our ability to remain competitive in obtaining and retaining hospital and healthcare facility clients and temporary healthcare professionals; our continued ability to secure and fill new orders from our hospital and healthcare facility clients; the effect of fluctuations in hospital and healthcare facility patient occupancy on our business; our clients’ inability to pay us for our services; the effects of healthcare reform on our business; our exposure to increased costs and risks associated with increasing and new corporate governance regulation compliance; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including Joint Commission certification; the proper functioning of our information systems; our ability to successfully implement our acquisition strategies; our ability to successfully integrate completed acquisitions into our current operations; our ability to obtain additional financing, if required, in future periods; our ability to leverage our cost structure; our ability to recognize the benefits of the realignment of our per diem branch network; the amount of costs, expenses, and charges related to the realignment of our per diem branch network; the effect of significant legal actions and other claims asserted against us on our business; our ability to sustain the improved self-insurance claims experience; our continued ability to attract, develop and retain sales and recruitment personnel; the departure of key officers and senior management personnel; the effect of our recognition of any impairment to goodwill on our earnings; the effect of higher than anticipated travel business housing costs on our margins; the ability of our executive officers, directors and significant stockholders to influence matters requiring stockholder approval; our ability to maintain our listing on the New York Stock Exchange; the provisions in our corporate documents and Delaware law that could delay or prevent a transaction considered favorable by our stockholders; and the possible decline in value of our stock price. Additional information concerning these and other important factors can be found within the registrant’s filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the registrant believes that these statements are based upon reasonable assumptions, the registrant cannot provide any assurances regarding future results. The registrant undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

MEDICAL STAFFING NETWORK HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30,
	2008	2007	2008	2007
Service revenues	$135,836	$154,690	$424,088	$339,161
Cost of services rendered	101,525	117,671	319,053	258,077
Gross profit	34,311	37,019	105,035	81,084

Operating expenses:
Selling, general and administrative	27,489	28,671	86,197	67,810
Depreciation and amortization	1,536	1,662	4,582	3,453
Restructuring and other charges	33	2,978	509	2,978
Impairment of goodwill	–	1,925	59,817	1,925
Impairment of intangible assets	–	–	3,100	–
Total operating expenses	29,058	35,236	154,205	76,166

Income (loss) from operations	5,253	1,783	(49,170)	4,918
Loss on early extinguishment of debt	–	278	–	278
Minority interest in income of subsidiary	83	83	209	83
Interest expense, net	2,643	3,346	8,378	4,065

Income (loss) before provision for (benefit from) income taxes	2,527	(1,924)	(57,757)	492
Provision for (benefit from) income taxes	–	(180)	(8,334)	586
Net income (loss)	$2,527	$(1,744)	$(49,423)	$(94)

Basic and diluted net income (loss) per share	$0.08	$(0.06)	$(1.63)	$–

Weighted average common shares outstanding:
Basic	30,315	30,262	30,314	30,262
Diluted	30,321	30,262	30,314	30,262

Reconciliation to AEBITDA:
Net income (loss)	$2,527	$(1,744)	$(49,423)	$(94)
Provision for (benefit from) income taxes	–	(180)	(8,334)	586
Interest expense, net	2,643	3,346	8,378	4,065
Loss on early extinguishment of debt	–	278	–	278
Depreciation and amortization	1,536	1,662	4,582	3,453
Stock based compensation expense	124	59	374	75
Restructuring and other charges	33	2,978	509	2,978
Impairment of goodwill	–	1,925	59,817	1,925
Impairment of intangible assets	–	–	3,100	–
AEBITDA	$6,863	$8,324	$19,003	$13,266

Summary Cash Flow Information:
Cash flow provided by operating activities	$6,445	$(5,627)	$17,917	$(2,566)

Operating Statistics:
Hours worked	2,993	3,657	9,417	8,158

MEDICAL STAFFING NETWORK HOLDINGS, INC.
Reconciliation to Adjusted Net Income (1)
(unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30,
	2008	2007	2008	2007
Income (loss) from operations, as reported	$5,253	$1,783	$(49,170)	$4,918
Restructuring and other charges	33	2,978	509	2,978
Impairment of goodwill	–	1,925	59,817	1,925
Impairment of intangible assets	–	–	3,100	–
Adjusted income from operations (1)	5,286	6,686	14,256	9,821
Loss on early extinguishment of debt	–	(278)	–	(278)
Minority interest in income of subsidiary	(83)	(83)	(209)	(83)
Interest expense, net	(2,643)	(3,346)	(8,378)	(4,065)
Adjusted income before income taxes (1)	2,560	2,979	5,669	5,395
Adjusted provision for income taxes (2)	1,024	1,192	2,268	2,158
Adjusted net income (1)	$1,536	$1,787	$3,401	$3,237
Basic and diluted adjusted net income per share (1)	$0.05	$0.06	$0.11	$0.11

Weighted average common shares outstanding:
Basic	30,315	30,262	30,314	30,262
Diluted	30,321	30,303	30,333	30,328

(1) Certain measurements are being provided as management believes they are a useful supplement to actual operating performance and for comparison to prior year periods. These measurements are not intended to represent actual operating results and they should not be considered in isolation or as a substitute for measures of performance in accordance with United States generally accepted accounting principles (GAAP). These measurements have certain material limitations as compared to the use of the most directly comparable GAAP financial measures. We compensate for these limitations by using these measurements as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating performance and comparisons to prior year periods.

(2) The provision for income taxes for the three and nine months ended September 28, 2008 and September 30, 2007, is being calculated assuming there was no need to record a valuation allowance against the Company’s net deferred income tax assets. As such, an effective income tax rate of 40% was used in calculating the adjusted net income for both the three and nine months ended September 28, 2008 and September 30, 2007.

MEDICAL STAFFING NETWORK HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Sept. 28, 2008	Dec. 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$8,762	$1,898
Accounts receivable, net	83,989	98,376
Other current assets	5,458	5,529
Total current assets	98,209	105,803

Furniture and equipment, net	11,973	9,944
Goodwill	126,775	184,257
Intangible assets, net	9,720	14,637
Other assets, net	4,933	5,215

Total assets	$251,610	$319,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$39,253	$45,702
Accrued payroll and other current liabilities	10,382	12,245
Current portion of long-term debt	1,000	1,000
Total current liabilities	50,635	58,947

Long-term debt	123,000	128,185
Deferred income taxes	–	8,334
Other long-term obligations	7,002	4,219
Total liabilities	180,637	199,685

Minority interest	402	402

Commitments and contingencies

Total stockholders’ equity	70,571	119,769

Total liabilities and stockholders’ equity	$251,610	$319,856

CONTACT:
Medical Staffing Network Holdings, Inc.
Jeff Yesner, Chief Accounting Officer, 561-322-1303